Exhibit 10.5
                      SEVERANCE AGREEMENT


          This Severance Agreement (the "Agreement") is dated as of the ___ day of ________, 1997, between The Timken Company, an Ohio corporation, and ___________________ (the "Employee").


                            Recitals

          The Employee is a key employee of The Timken Company
(the "Company") and has made and is expected to continue to make major contributions to the profitability, growth and financial strength of the Company.

          The Company wishes to induce its key employees to remain in the employment of the Company and to assure itself of continuity of management in the event of any threatened or actual change in control of the Company. The Company recognizes that a termination of employment may occur following a change in control in circumstances where the Employee should receive additional compensation for services theretofore rendered and for other good reasons, the appropriate amount of which would be difficult to ascertain. Hence, the Company has agreed to provide as severance benefits the amounts set forth herein.

          The Company and the Employee were parties to a Severance Agreement, as amended (the "Prior Agreement"), providing certain benefits in the event of a Change in Control and the Company and the Employee desire to amend and restate the Prior Agreement.

          NOW, THEREFORE, in consideration of the premises, including the Release provided for in Section 6 hereof, the Company and the Employee hereby agree as follows:

          1.   Definitions:

               1.1 Limited Period: The term "Limited Period" shall mean that period of time commencing on the date of a Change in Control and continuing for a period of three years.

               1.2 Notice of Termination: The term "Notice of Termination" shall mean a written notice delivered to the Employee in the manner specified in Section 8 of this Agreement, which notice indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment.

               1.3  Change in Control:  The term "Change in
Control" shall mean the occurrence of any of the following events:

          (a)  All or substantially all of the assets
               of the Company are sold or transferred to another corporation or entity, or the Company is merged, consolidated or reorganized into or with another corporation or entity, with the result that upon conclusion of the transaction less than 51% of the outstanding securities entitled to vote generally in the election of Directors ("Voting Stock") or other capital interests of the acquiring corporation or entity are owned, directly or indirectly, by the holders of Voting Stock of the Company generally prior to the transaction; or

          (b)  There is a report filed on Schedule 13D
               or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 30% or more of the combined voting power of the then-outstanding Voting Stock of the Company; or

          (c) The Company shall file a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Item 1 of Form 8-K thereunder or
               Item 6(e) of Schedule 14A thereunder (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

          (d) The individuals who, at the beginning of any period of two consecutive calendar years, constituted the Directors of the Company cease for any reason to constitute at least a majority thereof unless the nomination for election by the Company's stockholders of each new Director of the Company was approved by a vote of at least two-thirds of the Directors of the Company still in office who were Directors of the Company at the beginning of any such period.

Notwithstanding the foregoing provisions of Section 1.3(b) or 1.3(c) hereof, unless otherwise determined in a specific case by majority vote of the Board of Directors of the Company (the "Board"), a "Change in Control" shall not be deemed to have occurred for purposes of this Agreement solely because (x) the Company, (y) an entity in which the Company directly or indirectly beneficially owns more than 50% of the outstanding Voting Stock (a "Subsidiary") or (z) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary, or any entity holding shares of Voting Stock for or pursuant to the terms of any such plan, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1,
Item 1 of Form 8-K or Item 6(e) of Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock of the Company, whether in excess of 30% or otherwise, or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership by the entities described in clauses
(x), (y) and (z) of this paragraph. The Company shall give the Employee written notice, delivered to the Employee in the manner specified in Section 8 hereof, of the occurrence of any event constituting a Change in Control as promptly as practical, and in no case later than 10 calendar days, after the occurrence of such event.

               1.4  Company Termination Event:  The term "Company
Termination Event" shall mean the termination, prior to any Employee Termination Event, of the employment of the Employee by the Company in any of the following events:

          (a)  The Employee's death during the Limited Period;

          (b)  If the Employee shall become eligible
               during the Limited Period to receive and begins actually to receive long-term disability benefits under The Long Term Disability Program of The Timken Company or any successor plan as in effect immediately prior to the date the Change in Control occurred in an amount not less than the benefits provided by such plans as in effect as of such date; or

          (c)  For Cause.  Termination shall be deemed
               to have been for "Cause" only if based on the fact that the Employee has done any of the following acts during the Limited Period and such is materially harmful to the Company:

                 (i)     An intentional act
                         of fraud, embezzlement or theft in
                         connection with his duties with the
                         Company and resulting or intended to
                         result directly or indirectly in
                         substantial personal gain to the
                         Employee at the expense of the Company;

                (ii)     Intentional wrongful
                         disclosure of secret processes or
                         confidential information of the Company
                         or a Subsidiary; or

               (iii)     Intentional wrongful
                         engagement in any Competitive Activity
                         which would constitute a material breach of the Employee's duty of loyalty to the Company.

For purposes of this Agreement, the term "Competitive Activity" shall mean the Employee's participation, without the written consent of an officer of the Company, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise's sales of any product or service competitive with any product or service of the Company amounted to 25% of such enterprise's net sales for its most recently completed fiscal year and if the Company's net sales of said product or service amounted to 25% of the Company's net sales for its most recently completed fiscal year. "Competitive Activity" shall not include (y) the mere ownership of securities in any enterprise and exercise of rights appurtenant thereto or (z) participation in management of any enterprise or business operation thereof other than in connection with the competitive operation of such enterprise.

For purposes of this Agreement, no act, or failure to act, on the part of the Employee shall be deemed "intentional" unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that his action or omission was in or not opposed to the best interest of the Company. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Directors then in office at a meeting of the Directors called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with his counsel, to be heard before the Directors), finding that, in the good faith opinion of the Directors, the Employee had committed an act set forth in paragraph (c) of this Section and specifying the particulars thereof in detail. Nothing herein shall limit the right of the Employee or his beneficiaries to contest the validity or propriety of any such determination.

               1.5  Employee Termination Event:  The term
"Employee Termination Event" shall mean the termination of the employment of the Employee (including a decision to retire if eligible under The 1984 Retirement Plan for Salaried Employees of
The Timken Company, or any successor plan (the "Retirement
Plan")), by the Employee in any of the following events:

          (a)  A determination by the Employee made in
               good faith that upon or after the occurrence of a Change in Control: (i) a significant reduction or other adverse change has occurred in the nature or scope of the responsibilities, authorities, duties, powers or functions of the Employee attached to the Employee's position held immediately prior to the Change in Control; (ii) a change of more than 60 miles has occurred in the location of the Employee's principal office immediately prior to the Change in Control; or
               (iii) the Employee shall be required to travel away from his office in the course of discharging his responsibilities or duties of his employment more than 14 consecutive calendar days or an aggregate of more than 90 calendar days in any consecutive 365 calendar-day period without in either case his approval;

          (b) A failure to elect, reelect or otherwise maintain the Employee in the office or position in the Company or any Subsidiary which the Employee held immediately prior to a Change in Control, or removal of the Employee as a Director of the Company (or a successor thereto) or a Subsidiary, if the Employee shall have been a Director of the Company or such Subsidiary immediately prior to the Change in Control;

          (c) A reduction by the Company in the annual base salary payable to the Employee as in effect on the date this Agreement becomes operative, as the same may be increased from time to time ("Base
               Salary").

               For purposes of this Agreement, the
               amount of any reduction in annual base salary elected by the Employee pursuant to any qualified or non-qualified salary reduction arrangement maintained by the Company, including, without limitation, The Timken Company Savings and Investment Pension Plan (the "SIP Plan") and The Timken Company 1996 Deferred Compensation Plan (the "Deferred Compensation Plan"), shall be included in the determination of Base Salary;

          (d) If in any calendar year, or portion of a calendar year, during the Limited Period in or for which the Company pays to any employee any cash incentive compensation (whether pursuant to the Company's Management Performance Plan or any successor similar plan or through any other means (together, "Incentive Payments")), the amount of Incentive Payments received by or awarded to the Employee is less than an amount equal to the Employee's Incentive Pay.

               For purposes of this Agreement,
               "Incentive Pay" shall mean an annual amount equal to not less than the highest aggregate annual amount of Incentive Payments received by or payable to the Employee, without regard to any reduction thereof elected by the Employee pursuant to any qualified or non-qualified salary reduction arrangement maintained by the Company, including, without limitation, the SIP Plan and the Deferred Compensation Plan, in any calendar year during the three most recent calendar years preceding the Termination Date in which the Company has made Incentive Payments or in which the Company has considered and declined to make Incentive Payments;

          (e)  The failure by the Company to continue
               in effect without substantial change any compensation or benefit plan in which the Employee participates, or the failure by the Company to continue the Employee's participation therein, or the taking of any action by the Company or its Subsidiaries which would directly or indirectly materially reduce any of the benefits of such plans enjoyed by the Employee at the time of the Change in Control, or the failure by the Company or its Subsidiaries to provide the Employee with the number of paid vacation days to which the Employee is entitled on the basis of years of service with the Company or its Subsidiaries in accordance with the normal vacation policy of the Company or of the Subsidiary by which the Employee is employed as in effect at the time of the Change in Control, or the taking of any other action by the Company or its Subsidiaries which materially adversely changes the conditions or perquisites of the Employee's employment;

          (f)  The purported termination of the
               Employee's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 1.2 of this Agreement, which purported termination shall not be effective for purposes of this Agreement; or

          (g)  A failure of any successor company to
               execute the Agreement required by Section 7.1 of this Agreement.

               1.6  Severance Amount:  The term "Severance
Amount" shall mean a lump sum amount equal to the sum of:

          (a)  Three times the Employee's Base Salary
               for the year in which the Employee's employment is terminated;

          (b)  Three times the Employee's Incentive
               Pay;

          (c)  The Supplemental Pension Benefit;

          (d)  The Supplemental SIP Plan Benefit; and

          (e)  The Post-Tax SIP Plan Benefit.

               1.7  Code:  The term "Code" shall mean the
Internal Revenue Code of 1986, as amended.

               1.8  Supplemental Pension Benefit:  The term
"Supplemental Pension Benefit" shall mean (a) less (b), where:

          (a)  is the sum of the future pension
               benefits (converted to a lump sum of actuarial equivalence as of the Termination Date) which the Employee would have been entitled to receive at or after the Termination Date under (i) the Retirement Plan, (ii) any annuity distributed to the Employee as a result of the termination on October 31, 1984 of the Retirement Plan for Salaried Employees of The Timken Company (the "Terminated Pension Plan"), (iii) any Employee Excess Benefits Agreement ("Excess Agreement"), and (iv) the Supplemental Pension Plan of The Timken Company ("Supplemental Plan"), assuming for purposes of this calculation that (A) the Employee's benefits under the Retirement Plan, the Excess Agreement and the Supplemental Plan were vested and non-forfeitable, (B) the Employee satisfied any other condition under the Retirement Plan, the Excess Agreement and the Supplemental Plan to his receipt of benefits thereunder, (C) the Employee's compensation for purposes of the Retirement Plan, the Excess Agreement and the Supplemental Plan was determined without regard to any reduction in compensation elected by the Employee pursuant to any qualified or non-qualified salary reduction arrangement maintained by the Company, including, without limitation, the SIP Plan and the Deferred Compensation Plan, (D) the Employee was credited with additional service with the Company equal to the period of time between the Termination Date and the end of the Limited Period, (E) solely for purposes of determining the time at which the Employee would receive benefits under the Retirement Plan, the Terminated Pension Plan, the Excess Agreement and the Supplemental Plan, the Employee had continued his employment with the Company until such time,
               (F) the Employee's compensation for purposes of benefit calculations under the Retirement Plan, the Excess Agreement and the Supplemental Plan included a period of the Employee's full-time employment with the Company equal to the period of time between the Termination Date and the end of the Limited Period during which the Employee had Base Salary equal to his Base Salary for the calendar year in which the Employee's employment is terminated and Incentive Pay equal to the Employee's Incentive Pay and (G) the Employee commenced receiving benefits from the Retirement Plan, the Terminated Pension Plan, the Excess Agreement and the Supplemental Plan at the point in time when the total of the lump sums of actuarial equivalence under the Retirement Plan, the Terminated Pension Plan, the Excess Agreement and the Supplemental Plan is the greatest; and

          (b)  is the sum of the future pension
               benefits (converted to a lump sum of actuarial equivalence as of the Termination Date) which the Employee is entitled to receive at or after the Termination Date under (i) the Retirement Plan, and (ii) any annuity distributed to the Employee as a result of the termination on October 31, 1984 of the Terminated Pension Plan.

The calculations of the Supplemental Pension Benefit (and its actuarial equivalence) shall be made, as of the Termination Date, by Watson Wyatt & Company or such other independent actuary appointed by the administrator of the Retirement Plan and acceptable to the Employee. The lump sum of actuarial equivalence shall be calculated using the applicable mortality table promulgated by the Internal Revenue Service ("IRS") under
Section 417(e)(3) of the Code as in effect on the Termination Date and the applicable interest rate promulgated by the IRS under Section 417(e)(3) of the Code for the month third preceding the month in which the Termination Date occurs, and if the IRS ceases to promulgate such interest rates, an interest rate determined by Watson Wyatt & Company or such other independent actuary appointed by the administrator of the Retirement Plan and acceptable to the Employee.

               1.9  Supplemental SIP Plan Benefit:  The
"Supplemental SIP Plan Benefit" shall mean:

          (a) The amount of the matching contributions that would have been made to the SIP Plan by the Company and allocated to the Employee's account thereunder as of the end of the Limited Period if the Employee had remained in the full-time employment of the Company until the end of the Limited Period at his Base Salary for the calendar year in which the Employee's employment is terminated, at the Employee's Incentive Pay, and assuming the Employee's salary deferral was at the maximum permissible level; less

          (b) The amount of the matching contributions made to the SIP Plan by the Company and allocated to the Employee's account thereunder at the Termination Date.

               1.10  Post-Tax SIP Plan Benefit:  The "Post-Tax
SIP Plan Benefit" shall mean the sum of:

          (a)  The amount credited to the Employee's
               account under the Timken Company-Latrobe Steel
               Company Post-Tax SIP Plan (the "Post-Tax SIP
               Plan") as of the Termination Date; plus

          (b) The amount of Company contributions that would have been credited to the Employee's account under the Post-Tax SIP Plan from the Termination Date to the end of the Limited Period if the Employee had remained in the full-time employment of the Company until the end of the Limited Period at his Base Salary for the calendar year in which the Employee's employment is terminated and at the Employee's Incentive Pay, and assuming the Employee's contributions to the Post-Tax SIP Plan following the Termination Date had been at the highest rate at which such contributions had been made at any time during the three-year period ending on the Termination Date.

               1.11  Termination Date:  The term "Termination
Date" shall mean the effective date on which the Employee's employment with the Company is terminated.

          2. Operation of Agreement: This Agreement shall be effective immediately upon its execution, but anything in this Agreement to the contrary notwithstanding, neither this Agreement nor any of its provisions shall be operative unless and until a Change in Control has occurred. Upon the occurrence of a Change in Control, this Agreement and all of its provisions shall become operative immediately.

          3.   Severance Compensation:

               3.1 Severance Compensation: (a) If the Company shall terminate the Employee's employment during the Limited Period other than pursuant to a Company Termination Event, or if the Employee shall voluntarily terminate his employment during the Limited Period pursuant to an Employee Termination Event, then the Company shall pay as severance compensation to the Employee a lump sum cash payment in the amount of the Severance Amount.

               (b) Notwithstanding anything contained in this Agreement to the contrary, in the event of a Change in Control, the Employee may terminate his employment with the Company for any reason, or without reason, during the 30-day period immediately following the first anniversary of the first occurrence of a Change in Control, with the right to severance compensation and other benefits as provided in Section 3 hereof. If the Employee shall so terminate his employment during such 30-day period, then the Company shall pay as severance compensation to the Employee a lump sum cash payment in the amount of the Severance Amount.

               (c) The payment of the Severance Amount required by this Section 3.1 and any Gross-Up Payment initially determined to be required by Section 3.5 shall, subject to execution and delivery by the Employee of the Release described in Section 6 hereof, and the expiration of all applicable rights of the Employee to revoke the Release or any provision thereof, be made to the Employee within 30 calendar days after the Termination Date. Upon receipt of the Severance Amount and because the Severance Amount includes a supplemental pension benefit that the parties intend to be paid pursuant to this Agreement in lieu of any benefits to which the Employee is entitled under the Excess Agreement and the Supplemental Plan, the Employee hereby retroactively waives, upon his receipt of the Severance Amount, participation in any non-qualified pension plan of, or benefits under any employee excess benefits agreement with, the Company providing for benefits in excess of those permitted by the Code to be paid under the Retirement Plan, and which measures service and compensation under such plan or agreement as a basis for benefits, including, without limitation, the Excess Agreement and the Supplemental Plan.

               3.2  Compensation through Termination:  The
Company shall pay the Employee (a) his full Base Salary through the Termination Date; and (b) an amount equivalent to the Incentive Pay multiplied by a fraction, the numerator of which is the number of days in the current calendar year that have expired prior to the Termination Date and the denominator of which is three hundred sixty-five.

               3.3 Set-off: There shall be no right of set-off or counterclaim against, or delay in, any payment of the Severance Amount or the Gross-Up Payment by the Company to the Employee provided for in this Agreement in respect of any claim against or debt or obligation of the Employee, whether arising hereunder or otherwise.

               3.4  Interest on Overdue Payments:  Without
limiting the rights of the Employee at law or in equity, if the Company fails to make any payment required to be made under this Agreement on a timely basis, the Company shall pay interest on the amount thereof at an annualized rate of interest equal to eighteen percent (18%).

               3.5  Indemnification:  (a)  Anything in this
Agreement to the contrary notwithstanding, in the event that this Agreement shall become operative and it shall be determined (as hereafter provided) that any payment or distribution by the Company to or for the benefit of the Employee, whether paid hereunder or paid or payable or distributed or distributable pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any of the foregoing (individually and collectively a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered "contingent on a change in ownership or control" of the Company, within the meaning of
Section 280G of the Code (or any successor provision thereto), or to any similar tax imposed by state or local law, or to any interest or penalties with respect to such taxes (such taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment or payments (individually and collectively, a "Gross-Up Payment"). The Gross-Up Payment shall be in an amount such that, after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Employee retains a portion of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

               (b) Subject to the provisions of paragraph (e) of this Section 3.5, all determinations required to be made under this Section 3.5, including whether an Excise Tax is payable by the Employee and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Employee and the amount of such Gross-Up Payment, if any, shall be made by a nationally recognized accounting firm (the "Accounting Firm") selected by the Employee in his sole discretion. The Employee shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Employee within 30 calendar days after the Termination Date, if applicable, and any such other time or times as may be requested by the Company or the Employee. If the Accounting Firm determines that any Excise Tax is payable by the Employee, the Company shall pay the required Gross-Up Payment to the Employee within five business days after receipt of such determination and calculations with respect to any Payment to the Employee. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall, at the same time as it makes such determination, furnish the Company and the Employee an opinion that the Employee has substantial authority not to report any Excise Tax on his federal income tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to paragraph (e) of this Section
3.5 and the Employee thereafter is required to make a payment of the Excise Tax, the Employee shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Employee as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, the Employee within five business days after receipt of such determination and calculations.

               (c)  The Company and the Employee shall each
provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Employee, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by paragraph (b) of this Section 3.5. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment or the Underpayment shall be binding upon the Company and the Employee.

               (d) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by paragraph (b) of this Section 3.5 shall be borne by the Company. If such fees and expenses are initially paid by the Employee, the Company shall reimburse the Employee the full amount of such fees and expenses within five business days after receipt from the Employee of a statement therefor and reasonable evidence of his payment thereof.

               (e) The Employee shall notify the Company in writing of any claim by the IRS or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than 10 business days after the Employee actually receives notice of such claim and the Employee shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Employee). The Employee shall not pay such claim prior to the earlier of (y) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (z) the date that any payment of an amount with respect to such claim is due. If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

               (i) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

               (iii) cooperate with the Company in good faith in order effectively to contest such claim; and

               (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Employee, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of paragraph (e), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by paragraph (e) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Employee may participate therein at his own cost and expense) and may, at its option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to the Employee on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority.

               (f) If, after the receipt by the Employee of an amount advanced by the Company pursuant to paragraph (e) of this
Section 3.5, the Employee receives any refund with respect to such claim, the Employee shall (subject to the Company's complying with the requirements of paragraph (e) of this Section 3.5) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to paragraph (e) of this Section 3.5, a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Employee pursuant to this Section 3.5.

               (g) The federal, state and local income or other tax returns filed by the Employee shall be prepared and filed on a basis consistent with the determination of the Accounting Firm with respect to the Excise Tax payable by the Employee. The Employee shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the IRS and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Employee's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Employee shall within five business days pay to the Company the amount of such reduction.

          4.   No Obligation to Mitigate Damages; No Effect on
Other Contractual Rights:

               4.1  The Employee shall not be required to
mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer after the Termination Date, or otherwise.

               4.2 The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Employee's existing rights, or rights which would accrue solely as a result of the passage of time, under any other employment agreement or other contract, plan or arrangement with the Company.

          5.   Confidential Information; Covenant Not To Compete:

               5.l The Employee acknowledges that all trade secrets, customer lists and other confidential business information are the exclusive property of the Company. The Employee shall not (following the execution of this Agreement, during the Limited Period, or at any time thereafter) disclose such trade secrets, customer lists, or confidential business information without the prior written consent of the Company.
The Employee also shall not (following the execution of this Agreement, during the Limited Period, or at any time thereafter) directly or indirectly, or by act in concert with others, employ or attempt to employ or solicit for any employment competitive with the Company any person(s) employed by the Company. The Employee recognizes that any violation of this Section 5 is likely to result in immediate and irreparable harm to the Company for which money damages are likely to be inadequate.
Accordingly, the Employee consents to the entry of injunctive and other appropriate equitable relief by a court of competent jurisdiction, after notice and hearing and the court's finding of irreparable harm and the likelihood of prevailing on a claim alleging violation of this Section 5, in order to protect the Company's rights under this Section. Such relief shall be in addition to any other relief to which the Company may be entitled at law or in equity. The Employee agrees that the state and federal courts located in the State of Ohio shall have jurisdiction in any action, suit or proceeding against Employee based on or arising out of this Agreement and Employee hereby:
(a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against Employee; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

               5.2  For a period of time beginning upon the
Termination Date and ending upon the first anniversary of the Termination Date, the Employee shall not (a) engage or participate, directly or indirectly, in any Competitive Activity, as defined in Section 1.4, or (b) solicit or cause to be solicited on behalf of a competitor any person or entity which was a customer of the Company during the term of this Agreement, if the Employee had any direct responsibility for such customer while employed by the Company.

          6.   Release:

          Payment of the severance payments set forth in Section 3 hereof is conditioned upon the Employee executing and delivering a release satisfactory to the Company releasing the Company from any and all claims, demands, damages, actions and/or causes of action whatsoever, which he may have had on account of the termination of his employment, and including, but not limited to claims of discrimination, including on the basis of sex, race, age, national origin, religion, or handicapped status (with all applicable periods during which the Employee may revoke the Release or any provision thereof having expired), and any and all claims, demands and causes of action for retirement benefits (other than under the Retirement Plan, the Terminated Pension Plan or any Company medical or life insurance plan with respect to claims thereunder), severance or other termination pay, or benefits under the Post-Tax SIP Plan. Such Release shall not, however, apply to the obligations of the Company arising under this Agreement, under any Indemnification Agreement between the Employee and the Company, or rights of indemnification the Employee may have under the Company's Regulations or by statute.

          7.   Successors and Binding Agreement:

               7.1 Successors: The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company by agreement in form and substance satisfactory to the Employee, to assume and agree to perform this Agreement.

               7.2 Binding Agreement: This Agreement shall inure to the benefit of and be enforceable by the Employee's personal or legal representative, executor, administrators, successors, heirs, distributees and legatees. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including, without limitation, any person acquiring directly or indirectly all or substantially all of the assets of the Company whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed "the Company" for the purposes of this Agreement), but shall not otherwise be assignable by the Company.

          8. Notices: For the purpose of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as indicated below, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          If to the Company:  The Timken Company
                              1835 Dueber Avenue, S.W.
                              Canton, Ohio 44706


          If to the Employee:




          9. Governing Law: The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.

          10. Miscellaneous: No provisions of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing signed by the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

          11. Validity: The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

          12. Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

          13. Employment Rights: Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or the Employee to have the Employee remain in the employment of the Company; provided, however, that any termination of the employment of the Employee or removal of the Employee as an elected officer or Director of the Company or a Subsidiary following the commencement of any discussion with or communication from a third party that ultimately results in a Change in Control shall be deemed to be a termination or removal of the Employee after a Change in Control for purposes of this Agreement. In the event the Employee is entitled to the benefits under this Agreement as contemplated by the preceding sentence, then (x) the 30-calendar-day periods specified in Section 3.1(c) hereof and Section 3.5(b) hereof shall be deemed to commence on the date on which the Employee receives the notice contemplated by the last sentence of Section 1.3 hereof, and (y) any employment or consulting arrangement that the Employee has established or entered into, and the Employee's performance pursuant thereto, prior to receiving such notice shall not be deemed a violation of Section 5.2 hereof, and the Employee may continue such employment or consulting arrangement following receipt of such notice.

          14. Withholding of Taxes: The Company may withhold from any amount payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

          15. Nonassignability: This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Sections
7.1 and 7.2 above. Without limiting the foregoing, the Employee's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his will or by the laws of descent and distribution and in the event of any attempted assignment or transfer contrary to this Section the Company shall have no liability to pay any amounts so attempted to be assigned or transferred.

          16. Termination of Agreement: The term of this Agreement (the "Term") shall commence as of the date hereof and shall expire as of the later of the close of business on December 31, 1999 and the expiration of the Limited Period; provided, however, that (a) the Term shall automatically be extended for an additional year unless, not later than September 30 of the immediately preceding year, the Company or the Employee shall have given notice that it or he, as the case may be, does not wish to have the Term extended, and (b) subject to Section 13 hereof, if prior to a Change in Control, the Employee ceases for any reason to be an employee of the Company, thereupon the Term shall be deemed to have expired and this Agreement shall immediately terminate and be of no further effect; and provided further, however, that notwithstanding any notice by the Company to terminate, if a Change in Control shall have occurred during the Term, this Agreement shall continue in effect for a period of three years from the date of the occurrence of the Change in Control; and provided further, however, that the provisions of
Section 5.1 hereof which by their terms extend beyond the Term shall survive beyond the Term.

          17.  Indemnification of Legal Fees and Expenses;
Security for Payment:

          (a) Indemnification of Legal Fees. It is the intent of the Company that the Employee not be required to incur the expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Employee hereunder. Accordingly, if it should appear to the Employee that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation designed to deny, or to recover from, the Employee the benefits intended to be provided to the Employee hereunder, the Company irrevocably authorizes the Employee from time to time to retain counsel of his choice, at the expense of the Company as hereafter provided, to represent the Employee in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Employee's entering into an attorney-client relationship with such counsel, and in that connection the Company and the Employee agree that a confidential relationship shall exist between the Employee and such counsel. The Company shall pay or cause to be paid and shall be solely responsible for any and all attorneys' and related fees and expenses incurred by the Employee as a result of the Company's failure to perform this Agreement or any provision hereof or as a result of the Company or any person contesting the validity or enforceability of this Agreement or any provision hereof as aforesaid.

          (b) Trust Agreements. To ensure that the provisions of this Agreement can be enforced by the Employee, two agreements ("Amended and Restated Trust Agreement" and "Amended and Restated Trust Agreement No. 2") each dated as of March 26, 1991, as they may have been or may be amended, have been established between a Trustee selected by the members of the Compensation Committee or any officer (the "Trustee") and the Company. The Amended and Restated Trust Agreement sets forth the terms and conditions relating to payment pursuant to the Amended and Restated Trust Agreement of the Severance Amount, the Gross-Up Payment and other payments provided for in Section 3.5 hereof pursuant to this Agreement owed by the Company, and Amended and Restated Trust Agreement No. 2 sets forth the terms and conditions relating to payment pursuant to Amended and Restated Trust Agreement No. 2 of attorneys' and related fees and expenses pursuant to paragraph
(a) of this Section owed by the Company. Employee shall make demand on the Company for any payments due Employee pursuant to paragraph (a) of this Section prior to making demand therefor on the Trustee under Amended and Restated Trust Agreement No. 2. Payments by such Trustee shall discharge the Company's liability under paragraph (a) of this Section only to the extent that trust assets are used to satisfy such liability.

          (c) Obligation of the Company to Fund Trusts. Upon the earlier to occur of (x) a Change in Control that involves a transaction that was not approved by the Board, and was not recommended to the Company's shareholders by the Board, (y) a declaration by the Board that the trusts under the Amended and Restated Trust Agreement and Amended and Restated Trust Agreement No. 2 should be funded in connection with a Change in Control that involves a transaction that was approved by the Board, or was recommended to shareholders by the Board, or (z) a declaration by the Board that a Change in Control is imminent, the Company shall promptly to the extent it has not previously done so, and in any event within five business days:

               (i) transfer to the Trustee to be added to the principal of the trust under the Amended and Restated Trust Agreement a sum equal to the aggregate value on the date of the Change in Control of the Severance Amount and Gross-Up Payment which could become payable to the Employee under the provisions of Section 3.1 and Section 3.5 hereof. The payment of any Severance Amount, Gross-Up Payment or other payment by the Trustee pursuant to the Amended and Restated Trust Agreement shall, to the extent thereof, discharge the Company's obligation to pay the Severance Amount, Gross-Up Payment or other payment hereunder, it being the intent of the Company that assets in such Amended and Restated Trust Agreement be held as security for the Company's obligation to pay the Severance Amount, Gross-Up Payment and other payments under this Agreement; and

               (ii) transfer to the Trustee to be added to the principal of the trust under Amended and Restated Trust Agreement No. 2 the sum authorized by the members of the Compensation Committee from time to time. Any payments of attorneys' and related fees and expenses, which are the obligation of the Company under paragraph (a) of this Section, by the Trustee pursuant to Amended and Restated Trust Agreement No. 2 shall, to the extent thereof, discharge the Company's obligation hereunder, it being the intent of the Company that such assets in such Amended and Restated Trust Agreement No. 2 be held as security for the Company's obligation under paragraph (a) of this Section.

          18. Prior Agreement: This Agreement amends and restates in its entirety the Severance Agreement, dated
___________________, as amended, between the Company and the Employee.

               IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first set forth above.



                              _____________________________




                                       THE TIMKEN COMPANY


                                   By: _________________________
                                       Name:  W. R. Timken, Jr.
                                       Title: Chairman -- Board of
                                       Directors